EXHIBIT 10.2

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION CONTAINED

IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED.

Employment Contract

Party A: Yubo International Biotech (Beijing) Limited

Legal Representative: Jun Wang

Business Address: Room 108, Building 6, No. 31 Xishiku Street, Xicheng District, Beijing

Party B: Yang Wang

ID Card No.: [***]	Tel: [***]

Address: [***]

In accordance with the Labor Contract Law of the People’s Republic of China and other relevant laws and regulations, the parties enter into this contract on the basis of equality, voluntariness, fairness, impartiality, consensus, honesty and good faith.

I. Term of Employment Contract

Article 1:	The term of this contract is from October 10, 2023 to October 9, 2025.

II. Scope of Work and Place of Work

Article 2:

Party B agrees to serve as Chief Executive Officer based on the work needs of Party A. Based on work needs and operation status, Party A can change Party B’s position and type of work through consultation with Party B.

Position of Party B: Party B shall: take charge of the day-to-day operation and management of Party A; organize the implementation of Party A’s business plans and investment programs; coordinate, inspect and supervise the management of different departments; and fully implement the relevant resolutions and decisions of the board of directors and fulfill various targets issued by the board of directors.

The specific standards of assessment for Party B’s position shall be implemented according to the overall plan of Party A.

Party B agrees to work in Beijing, which is arranged by Party A. Party B agrees to change his workplace in accordance with the work needs of Party A. If Party A’s operation office is relocated, Party B agrees to change his workplace accordingly.

Article 3:	Party B shall complete the required quantity of work and meet the required quality standard as per the lawful requirements of Party A.

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III. Employment Protection and Working Conditions

Article 4:

Party A shall arrange for Party B to follow the fixed working hour system. Party A shall arrange for Party B to work 8 hours a day, and 40 hours a week on average. Party A shall ensure Party B has at least one day off each week. If Party A needs to extend Party B’s working hours, the extension of working hours shall not exceed 3 hours a day, and shall not exceed 36 hours a month under the condition that Party B is healthy. The parties agree that specific working hours shall be arranged by Party A according to its operation need.

Article 5:

If Party A arranges for Party B to work overtime, Party B agrees that Party A can arrange Party B to take the same amount of time off, otherwise, Party A will pay overtime wages in accordance with law. If Party B needs to work overtime, Party B shall apply to Party A for approval first, otherwise he will not be deemed as overtime work.

IV. Compensation

Article 6:	Party A will determine the compensation standard of Party B based on the principle of distribution according to work, and based on the actual conditions of Party A and the position of Party B.

1.

The compensation standard shall be determined according to the salary administration rules formulated by Party A in accordance with law, but the wage paid by Party A to Party B shall not be lower than the minimum wage standard announced by the local government for the year.

	2.	Party A has the right to adjust the wage standard of Party B according to the change of Party B’s position and the company’s salary administration rules formulated in accordance with law.

	3.	The composition of compensation shall be composed of basic wages and performance-based wages.

4.

Party A will pay the full compensation to Party B in the form of currency on or around the 10th day of every month according to the monthly compensation standard regulated by Party A. If such day falls on a holiday, the compensation will be paid one day in advance of, or postponed to the end of, the holiday.

	5.	Monthly Basic Salary RMB 8,800

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V. Insurance and Benefits

Article 7:

The parties shall pay social insurance premium and accumulated housing fund according to relevant national and local (Beijing) regulations. Party A shall complete the relevant procedures for social insurance premium and accumulated housing fund for Party B and take corresponding social insurance premium obligations.

Article 8:	If Party B suffers from a disease or work-related injury, Party B’s wages and medical insurance treatment shall be determined according to the national and local regulations.

Article 9:	Party A shall provide Party B with the following insurance and benefits:
Medical insurance, endowment insurance, maternity insurance, work-related injury insurance, unemployment insurance and public accumulation fund.

VI. Labor Discipline

Article 10:

Party B shall: abide by the administrative rules and regulations formulated by Party A, protect Party A’s property, observe professional ethics, actively participate in the trainings organized by Party A to improve his ideological consciousness and professional skills, and fulfill his own job on schedule and quantity. Party B shall hold in strict confidence all trade secrets, intellectual property rights, company secrets and any other matters of Party A which should not be made public, otherwise, Party B shall bear the responsibility of compensation.

Article 11:

Party B promises that he is not employed by any other employer at the time of signing this contract, otherwise, Party B shall be solely responsible for any loss caused to the other employer and Party A shall not be held responsible. Provided that, if Party B violates labor discipline, Party A has the right to give him disciplinary punishment or an administrative fine, until the termination of this contract.

VII. Amendment, Rescission, Termination and Renewal of Employment Contract

Article 12:	In case of any change in the laws, administrative regulations and rules, pursuant to which this contract is customized, the related contents of this contract should be amended accordingly.

Article 13:

If a material change in the objective circumstances relied upon at the time of conclusion of the employment contract renders it impossible for the parties to perform then, after consultation, the parties can amend the employment contract.

Article 14:	This contract can be terminated based on the mutual agreement of the parties.

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Article 15:	If Party B commits one of the following, Party A has the right to immediately terminate this contract:

	1.	Party B materially breaches labor discipline or the rules and regulations of Party A;
	2.	Party B causes substantial loss to Party A due to his serious dereliction of duty or engagement in graft for personal gain;
	3.	Party B is subject to criminal liability in accordance with the law; or
4.

if it is verified that the personal information provided by Party B to Party A is false, including but not limited to: certificate of employment separation, certificate of identity, certificate of permanent residence registration, certificate of academic qualification, certificate of physical examination, previous working experience, family members and major social relations, such behavior shall be deemed as a serious violation of company rules and regulations.

Article 16:	Party A shall have the right to terminate this contract in any of the following circumstances by giving a 30-day written notice to Party B:

1.

where Party B is unable to resume his original work nor engage in other work arranged for him by Party A after the expiration of the prescribed medical treatment period for an illness or non-work-related injury;

	2.	where the Party B is incompetent and remains incompetent after training or adjustment of his position; or
	3.	the parties fail to reach an agreement on amendment of the contract in accordance with Article 12 and 13 hereof.

Article 17:

When Party A is carrying out legal reorganization on the edge of bankruptcy or encountering serious operational difficulties, after explaining the situation to all staff and listening to the opinions of staff, Party A may terminate this contract in light of economic considerations.

Article 18:	If Party B undergoes any of the following situations, Party A shall not terminate or rescind this contract in accordance with Article 16 and 17 hereof:

	1.	has contracted an illness or sustained a non-work-related injury and the prescribed period of medical treatment has not expired; or
	2.	is a female worker in her pregnancy, confinement or nursing period.

Article 19:	Party B shall give Party A a written notice thirty days in advance to terminate this contract.

Article 20:	Party B may at any time inform Party A to terminate this contract in any of the following cases:

	1.	Party B is forced to work through the use of violence, coercion or unlawful restriction of personal freedom; or
	2.	Party A failing to pay Party B his labor remuneration in full and on time as stipulated in the employment contract or failing to provide the corresponding working conditions.

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Article 21:	Party A shall conduct, within 15 days, the procedures for the transfer of the employee’s social insurance file after the termination or rescission of the contract.

Article 22:	Party B shall carry out the procedures for the handover of his work by rules.

Article 23:	Upon the expiration of the term of this contract, both parties may renew this employment contract if mutually agreed.

VIII. Economic Compensation and Indemnification

Article 24:

Party B shall be paid economic compensation based on the number of years he has worked for Party A at the rate of the Party B’s average wage for the 12 months prior to rescind of his employment contract for each full year worked and shall be for not more than 12 months, if one of the following situations occurs:

	1.	Party A terminates the contract through unanimous negotiations between the parties; or
	2.	Party A terminates the contract when Party B is incompetent and remains incompetent after training or adjustment of his position.

Article 25:

Party B shall be paid economic compensation based on the number of years he has worked for Party A at the rate of the average wage for the 12 months prior to rescind of his employment contract for each full year, if one of the following situations occurs:

	1.	where Party B is unable to resume his original work and is confirmed by the Labor Appraisal Committee nor engage in other work arranged for him by Party A for an illness or non-work-related injury;
2.

a material changes in the objective circumstances relied upon at the time of conclusion of the employment contract renders it impossible for the parties to perform and, after consultation, the parties are unable to reach an agreement on amending the employment contract, Party A may cancel the employment contract; or

	3.	Party A is carrying out legal reorganization on the verge of bankruptcy or encountering serious difficulties and having to cut down personnel.

Article 26:

If Party B rescinds the employment contract by violating the conditions stated in this contract or breaches the stipulation of the contract to keep the business secrets confidential, and causes economic loss to Party A, Party B shall pay compensation based on the extent of loss.

Article 27:	If Party B terminates this contract, any personnel trained at Party A’s expense shall reimburse Party A for the proportional cost of training and Party A’s custom-made work clothes for Party B.

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IX. Employment Disputes

Article 28:

If an employment dispute arises in the performance of this contract, the parties involved can apply to Party A for mediation. If the mediation fails and Party B requests for arbitration, he should appeal to the Labor Dispute Arbitration Committee for arbitration within sixty days after the dispute arises. Party B may also directly appeal to the Labor Dispute Arbitration Committee for arbitration. If either party disagrees with the arbitration award, it may bring a lawsuit to the People’s Court.

Article 29:	Issues not covered by this contract or in the future contradictory to the relevant national or local regulations shall be carried out in accordance with the relevant laws and regulations.

Article 30:	This contract is made in duplicate. Party A and Party B shall keep one copy each.

Party A: Yubo International Biotech (Beijing) Limited (Corporate seal)	Party B (signature): /s/ Yang Wang

Date: October 10, 2023	Date: October 10, 2023

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